Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-137242

PROSPECTUS SUPPLEMENT NO. 2

DATED JANUARY 23, 2007

(To Prospectus Declared Effective on December 6, 2006)

INTERSEARCH GROUP, INC.

4,285,095 Shares

Common Stock

This Prospectus Supplement No. 2 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated December 6, 2006 (the “Original Prospectus”), as supplemented by that certain Prospectus Supplement No. 1, dated January 11, 2007 (“Supplement No. 1”). This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Original Prospectus and Supplement No. 1. The shares that are the subject of the Original Prospectus, as supplemented, have been registered to permit their resale to the public by the selling shareholders named therein. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the prospectus.

This Prospectus Supplement No. 2 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of InterSearch Group, Inc.

Our common stock is traded on the American Stock Exchange, under the symbol “IGO”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 2 (or the Original Prospectus or Supplement No. 1) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is January 23, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2007 (January 16, 2007)

InterSearch Group, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	000-51776	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices) (Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On January 16, 2007, InterSearch Group, Inc. (“InterSearch”) implemented an organizational restructuring plan for its Technology Development Department. The purpose of the restructuring is to segregate the product development process from the parameters of the Technology Development Department. In connection with this organizational restructuring, Andrew Keery, InterSearch’s current Executive Vice President of Strategic Alliances and acting Chief Operating Officer, has assumed the new role of Executive Vice President of Product Development. Mr. Keery will be responsible for overseeing the development and implementation of all InterSearch web properties. Also in connection with the organizational restructuring, Steven Ernst, InterSearch’s current Chief Technology Officer (“CTO”), has assumed the new role of Executive Vice President of Enterprise Architecture. Mr. Ernst will devote his efforts to the development of InterSearch’s Enterprise Architecture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2007	INTERSEARCH GROUP, INC.

	By:	/s/ Gary W. Bogatay, Jr.
	Name:	Gary W. Bogatay, Jr.
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)